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                                                                   EXHIBIT 99.10

               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY



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STEPHEN BANK,                        :
                                     :   Civil Action No.
                                     :
                    Plaintiff,       :
                                     :
          -against-                  :
                                     :
MCAFEE.COM CORP., SRIVATS SAMPATH,   :
GEORGE SAMENUK, STEPHEN C. RICHARDS, :
RICHARD M. SCHELL, FRANK C. GILL     :
and NETWORK ASSOCIATES INC.          :
                                     :
                    Defendants.      :
                                     :
                                     :
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                      SHAREHOLDER'S CLASS ACTION COMPLAINT

     Plaintiff, by his attorneys, for his complaint against defendants, alleges upon personal knowledge with respect to paragraph 2, and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:

                              NATURE OF THE ACTION

     1. This is a stockholders' class action on behalf of the public stockholders of McAfee.com Corp. ("McAfee" or the "Company") to enjoin the proposed acquisition of the publicly owned shares of McAfee's common stock by its controlling shareholder, defendant Network Associates Inc. ("Network").





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                                  THE PARTIES
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          2.   Plaintiff has been the owner of the common stock of the Company since prior to the transaction herein complained of and continuously to date.

          3. Defendant McAfee is a corporation duly organized and existing under the laws of the State of Delaware.

          4. Defendant Network is a corporation duly organized and existing under the laws of Delaware. Network, owns approximately 75% of the Company's outstanding common stock.

          5. Defendant George Samenuk is a director of the Company. He is also Chief Executive Officer and Chairman of the Board of Network.

          6. Defendant Stephen C. Richards is a director of the Company. He is also Chief Financial Officer and COO of Network.

          7. Defendant Srivats Sampath is Chairman of the Board and Chief Executive Officer of the Company.

          8.   Defendant Frank C. Gill is a director of the Company.

          9.   Defendant Richard M. Schell is a director of the Company.

          10. The defendants named in paragraphs 5 through 9 (the "Individual Defendants") are in a fiduciary relationship with plaintiff and the other public stockholders of McAfee and owe them the highest obligations of good faith and fair dealing.

          11. Defendant Network, through its approximately 75% ownership of McAfee and having persons affiliated with on McAfee's board, has effective and working control of McAfee. As such, defendant Network is in a fiduciary relationship with plaintiff and the other public stockholders of McAfee and owes them the highest obligations of good faith and fair dealing.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

          12. Plaintiff brings this action on his own behalf and as a class action pursuant

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to Rule 23 of the Rules of the Court of Chancery, on behalf of all McAfee stockholders (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein.

          13.  This action is properly maintainable as a class action.

          14.  The class of stockholders for whose benefit this action is brought is so numerous that joinder of all Class members is impracticable.

          15.  There are questions of law and fact which are common to the

Class including, inter alia, the following:

               (a)  whether the Individual Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class;

               (b)  whether plaintiff and the other members of the Class will be damaged irreparably by defendants' failure to take action designed to obtain the best value for the public shareholders' interest in McAfee.

          16.  Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class.

Accordingly, plaintiff will fairly and adequately represent the Class.

          17.  The prosecution of separate actions by individual members of the

Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.

          18.  Defendants have acted and are about to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.


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                            SUBSTANTIVE ALLEGATIONS

          19.  On March 18, 2002, it was announced that Network offered to acquire all of the outstanding shares of McAfee, it does not already own, for

..675 shares of Network common stock for each McAfee share owned by the public shareholders. This represents approximately $18.64 per share of each McAfee share, based on the closing price of each company's shares on March 15, 2002.

          20.  The consideration to be paid to Class members in the transaction is unconscionable and unfair and grossly inadequate because, among other things,

the intrinsic value of McAfee's common stock is materially in excess of the amount offered for those securities in the proposed acquisition given the stock's current trading price and the Company's prospects for future growth and earnings.

          21.  Network timed its offer to take advantage of the decline in the market price of McAfee's stock. The offer has the effect of capping the market for McAfee's stock to facilitate Network's plan to obtain the public interest in McAfee as cheaply as possible.

          22.  Under the circumstances, the Individual Defendants are obligated to explore all alternatives to maximize shareholder value.

          23.  The defendants have breached their duty of loyalty to McAfee stockholders by using their control of McAfee to force plaintiff and the Class to sell their equity interest in McAfee at an unfair price, and deprive

McAfee's public shareholders of maximum value to which they are entitled. The

Individual Defendants have also breached the duties of loyalty and due care by not taking adequate measures to ensure that the interests of McAfee's public shareholders are properly protected from overreaching. Network has breached its fiduciary duties, which arise from its effective control of McAfee, by using such effective control for its own benefit.

          24.  The terms of the transaction are grossly unfair to the Class,

and the unfairness is compounded by the gross disparity between the knowledge and information



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possessed by defendants by virtue of their positions of control of McAfee and that possessed by McAfee's public shareholders. Defendants' scheme and intent is to take advantage of this disparity and to induce the Class to relinquish their shares in the acquisition at an unfair price on the basis of incomplete or inadequate information.

          25.  Plaintiff has no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment as follows:

          A.   declaring this to be a proper class action;

          B.   enjoining, preliminarily and permanently, the acquisition under the terms presently proposed;

          C.   to the extent, if any, that the transaction complained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory damages to the Class;

          D.   directing that defendants account to plaintiff and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

          E.   awarding to plaintiff the costs and disbursements of this

action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

          F. granting such other and further relief as the Court deems appropriate.



Dated: March 18, 2002



                                             CHIMICLES & TIKELLIS, LLP



                                             By:_____________
                                                             One Rodney Square
                                             P.O. Box 1035
                                             Wilmington, Delaware 19899
                                             (302) 656-2500



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                                                         Attorneys for Plaintiff

OF COUNSEL:

FARUQI & FARUQI, LLP
320 East 39th Street
New York, New York 10016
(212) 983-9330


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